Exhibit (h)(87)

FORM OF AMENDED AND RESTATED SCHEDULE A

THIS AMENDED AND RESTATED SCHEDULE A effective as of [       ], 2015 is the Schedule A to that certain Regulatory Administration Services Agreement dated as of June 1, 2003 between BNY Mellon Investment Servicing (U.S.) Inc. and The RBB Fund, Inc.

List of Portfolios

Bogle Investment Management Small Cap Growth Fund
Boston Partners All-Cap Fund
Boston Partners Small Cap Value II Fund
Boston Partners Long/Short Equity Fund
WPG Small/Micro Cap Value Fund
Schneider Small Cap Value Fund
Schneider Value Fund
Free Market U.S. Equity Fund
Free Market International Equity Fund
Free Market Fixed Income Fund
Perimeter Small Cap Growth Fund
Boston Partners Long/Short Research Fund
Boston Partners Global Equity Fund
Boston Partners International Equity Fund
Boston Partners Global Long/Short Fund
Summit Global Investments U.S. Low Volatility Equity Fund
Matson Money U.S. Equity VI Fund
Matson Money International Equity VI Fund
Matson Money Fixed Income VI Fund
Scotia Dynamic U.S. Growth Fund
Abbey Capital Futures Strategy Fund
Altair Smaller Companies Fund
Campbell Core Trend Fund
Boston Partners Emerging Markets Long/Short Fund
Campbell Core Carry Fund
Boston Partners Alpha Blue Dynamic Equity Fund

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule A to be executed by their officers designated below effective as of the date and year first above written.

BNY MELLON INVESTMENT SERVICING (U.S.) INC.	THE RBB FUND, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: